Exhibit 99.1
Sovran Self Storage, Inc.
6467 Main St., Buffalo, NY   14221
(716) 633-1850

FOR IMMEDIATE RELEASE
July 25, 2016

Sovran Self Storage, Inc. Completes Financing of $200 Million of Senior Unsecured Notes
Buffalo, NY, July 25, 2016 – Sovran Self Storage, Inc. (NYSE:SSS) a self storage real estate investment trust (REIT), today announced details of a financing arrangement totaling $200 million of senior unsecured notes.
The Company will use proceeds from the $200 million privately placed term notes (the Company's "Series F" notes) to repay a portion of its outstanding line of credit.  The Series F notes bear interest at 3.67% for their 12-year term.
Wells Fargo Bank Securities, LLC served as active lead placement agent and M&T Investment Banking served as co-placement agent in the transaction.
Andy Gregoire, Chief Financial Officer of the Company, commented, "This is yet another piece of the financing strategy related to our recent acquisitions.  The interest rate on these notes is very attractive and speaks to our exceptional operating performance, solid financial structure, and investment grade rating."
ABOUT SOVRAN SELF STORAGE:
Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates 651 self storage facilities in 29 states under the names Uncle Bob's Self Storage and Life Storage.  The Company recently announced plans to rebrand all of its stores to Life Storage® beginning in August 2016.  For more information, visit http://invest.unclebobs.com/.

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